GSI  Group  to  be  acquired  by  Charlesbank  Capital Partners

For  Release  10:00  a.m.  CDT,  April  12,  2005

Contact:  Steve  Basham
The  GSI  Group     1004  East  Illinois  St
Phone  217  226  5249     Box  20
Fax  217  226  6249     Assumption  Il.
 steveb@grainsystems.com     61510     The GSI Group

Press  Release

Ownership of The GSI Group Reaches Agreement to Sell Stake to Charlesbank Capital Partners

Assumption,  Il.  and  Boston,  MA.  April  12,  2005

      The GSI Group Inc. has announced an agreement that, when completed, will result in a change of ownership. The transaction is expected to close in approximately six weeks, subject to regulatory and other approvals. The terms of the transaction were not disclosed.

      "This is really a great win-win deal," said Craig Sloan, founder and current owner of The GSI Group.

Charlesbank Capital Partners is a 14-year-old private equity firm making middle-market investments in US companies. The firm has investment capital of more than $1.5 billion. It invests across a range of industries, backing skilled management teams to acquire and build fundamentally sound businesses. Their team has worked together for more than a decade; since 1991 it has invested over $1 billion in 44 companies, developing a record of consistent, superior results through several economic cycles. Household names including Papa Murphy's Pizza, Captain D's Seafood, and Shoppers Drug Mart are all part of its portfolio. In the past it has acquired all or part of companies involved in industries such as energy, computer leasing, insurance, dry cleaning, dairy, healthcare and tire distribution. It also owned the Sealy Mattress Company. Charlesbank Capital Partners is very focused on helping companies implement aggressive growth strategies.

     "This is an exciting time for me and GSI," said Sloan. I really love my company. Even though I've remained involved as a consultant since my retirement, I also realize that I can't own it forever, so the timing of this deal feels right. This transaction will allow me to spend much more time with family and pursuing a variety of activities. Meanwhile the company that I have spent the past 33 years building will have new ownership that is committed to taking it to new heights. The employees that helped me build GSI to what it is today will get a well-deserved chance to profit from its future growth and the local economy benefits in the process."
     "GSI has a number of competitive strengths, including a dominant market position, experienced management team and solid business model," said Andrew Janower, Managing Director at Charlesbank. "Through their leading brand names, diversified product lines and robust distribution network, GSI has built a strong track record of delivering high-quality products for over 30 years. We look forward to partnering with GSI's talented team as we work aggressively to grow the business and increase market share."